News from

Exhibit A

Public Relations Office:

Xerox Square-004

100 S. Clinton Ave.

Rochester, N.Y. 14644

XEROX REPORTS EARNINGS OF 21 CENTS PER SHARE;

RAISES FULL-YEAR EARNINGS EXPECTATIONS

•	Equipment sale growth of 5 percent
•	Gross margin of 41.3 percent
•	Total revenue of $3.9 billion

STAMFORD, Conn., July 23, 2004 – Xerox Corporation (NYSE: XRX) announced today second-quarter earnings of 21 cents per share that reflect continuing success in the company’s operational performance. Services-led offerings for large enterprises generated major wins in the quarter while continued strength in color technology and monochrome light production systems contributed to equipment sales growth. The company also said it is raising its full-year earnings expectations.

“Market demand for new systems and specialized services as well as a clear focus on providing smart document management for businesses small to large – all delivered through a flexible cash-generating business model – resulted in another quarter of earnings that exceeded our expectations,” said Anne M. Mulcahy, Xerox chairman and chief executive officer.

“This earnings performance and strong demand for Xerox’s new technology and value-added services give us the confidence to raise our full-year earnings expectations to 80-84 cents per share, up from earlier expectations of 67-72 cents per share,” she added. The increase includes the 8-cent gain from the sale in the first quarter of Xerox’s ownership position in ContentGuard, which will be partially offset by an incremental marketing and restructuring investment of 4 cents per share expected during the balance of the year.

With technology investments fueling equipment sales, the company said that about two-thirds of all equipment sales in the second quarter came from products launched in the past two years.

Equipment sales grew about 5 percent in the second quarter and total revenue was $3.9 billion, down 2 percent from the second quarter of last year. Both equipment sales and total revenue included a currency benefit of 2 percentage points. Revenue growth continued to be impacted by post-sale revenue declines from the company’s older light-lens technology. In addition, weak performance in Latin America significantly impacted post-sale and total revenue.

Second-quarter revenue from the company’s targeted growth areas – office digital, production digital and value-added services – grew 4 percent year over year and now represents about 73 percent of the company’s revenue.

Revenue from color products grew 17 percent in the second quarter and is a key driver of Xerox’s growth strategy as the increasing volume of pages printed on Xerox’s color systems flows through to post-sale revenue. Color revenue now represents 25 percent of Xerox’s total revenue.

Leading with Services

Along with continued success in delivering affordable, innovative technology, Xerox is making a powerful impact with services for large companies, like implementing e-learning programs for a global workforce, deploying Xerox’s proprietary DocuShare® software for Web-based editing and archiving of critical corporate documents, and applying Lean Six Sigma tools to reduce customers’ overall document spend by an average of 30 percent. The growing base of customers that have engaged Xerox for consulting, imaging and content management contributed to a significant increase in revenue generated from value-added services.

Driving the New Business of Printing

Through the company’s production business, Xerox continues to lead the “new business of printing” by helping commercial printers and document-intensive industries make the transition from offset to the more dynamic world of digital. During the second quarter, Xerox announced at drupa - the world’s largest graphic arts and printing show - seven new digital systems with an expanded suite of services and workflow tools that drive profit for customers as well as Xerox.

Production color installs grew 17 percent in the quarter largely due to the Xerox iGen3® digital color production press and DocuColor® 5252 digital color systems. Installs of production monochrome products increased 13 percent primarily driven by demand for the company’s Nuvera™ 100/120 copier/printer and the Xerox 2101 light production system.

Digitizing the Office

Xerox continued to fortify its portfolio of office products with new offerings like the Phaser® 6100 color printer, the Phaser 3130 monochrome printer and the WorkCentre® M20 and M20i multifunction devices, all of which launched in the second quarter. Installs of Xerox office monochrome systems were up 25 percent in the second quarter due to continued strong demand from small and midsized businesses for the Xerox WorkCentre desktop multifunction devices. Office color multifunction installs grew 40 percent and office color printing installs were up 54 percent driven by continued positive momentum from the Phaser line of solid ink and laser printers.

Selling, administrative and general expenses were down 4 percent in the second quarter to 27.3 percent of revenue. Gross margins of 41.3 percent improved sequentially and are in line with the company’s full-year expectations. Xerox generated operating cash flow of $256 million after contributing $232 million to pension plans.

Commenting on the third quarter, Mulcahy said she expects earnings in the range of 11-15 cents per share, citing continued equipment sale growth and increased revenue in key markets. She added, “While maintaining our disciplined approach to managing costs, we will continue to compete aggressively with new systems and services that solidify Xerox’s position as the leader in document management, delivering another quarter of improved earnings performance.”

-XXX-

Media Contacts:

Christa Carone, Xerox Corporation, on July 23: 203-968-3086, after July 23:

585-423-5074, christa.carone@usa.xerox.com

Bill McKee, Xerox Corporation, 585-423-4476, bill.mckee@usa.xerox.com

NOTE TO EDITORS: This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s first-quarter 2004 Form10-Q filed with the SEC.

For presentation slides and more information about Xerox, visit www.xerox.com/investor. XEROX®, The Document Company®, the digital X®, Nuvera™, iGen3®, Phaser® and WorkCentre® are trademarks of XEROX CORPORATION. DocuColor is a registered trademark licensed to Xerox Corporation.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2004	2003	% Change	2004	2003	% Change
Revenues
Sales	$1,759	$1,696	4%	$3,440	$3,285	5%
Service, outsourcing and rentals	1,860	1,970	(6%)	3,768	3,887	(3%)
Finance income	234	254	(8%)	472	505	(7%)

Total Revenues	3,853	3,920	(2%)	7,680	7,677	—
Costs and Expenses
Cost of sales	1,123	1,069	5%	2,235	2,070	8%
Cost of service, outsourcing and rentals	1,052	1,096	(4%)	2,154	2,185	(1%)
Equipment financing interest	86	93	(8%)	175	185	(5%)
Research and development expenses	187	225	(17%)	380	461	(18%)
Selling, administrative and general expenses	1,050	1,089	(4%)	2,086	2,109	(1%)
Restructuring charges	33	37	(11%)	39	45	(13%)
Provision for litigation	—	—	*	—	300	*
Other expenses, net	50	201	(75%)	137	358	(62%)

Total Costs and Expenses	3,581	3,810	(6%)	7,206	7,713	(7%)

Income (Loss) from Continuing Operations before Income taxes and Equity Income**	272	110	*	474	(36)	*
Income taxes (benefits)	91	40	*	158	(27)	*
Equity in net income of unconsolidated affiliates	27	16	*	57	30	*

Income from Continuing Operations	208	86		373	21
Gain on sale of ContentGuard, net of income taxes of $26	—	—		83	—

Net Income	$208	$86	*	$456	$21	*
Less: Preferred stock dividends, net	(21)	(11)	*	(45)	(21)	*

Income Available to Common Shareholders	$187	$75	*	$411	$—	*

Basic Earnings per share:
Earnings from Continuing Operations	$0.23	$0.10	*	$0.41	$—	*
Net Earnings per Share	$0.23	$0.10	*	$0.51	$—	*
Diluted Earnings per share
Earnings from Continuing Operations	$0.21	$0.09	*	$0.38	$—	*
Net Earnings per Share	$0.21	$0.09	*	$0.46	$—	*

Note:	Certain reclassifications of prior year amounts have been made to these financial statements to conform to the current year presentation.
*	Percent not meaningful.
**	Referred to as "pre-tax income (loss)" throughout the remainder of this document.

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2004	December 31, 2003
Assets
Cash and cash equivalents	$2,542	$2,477
Accounts receivable, net	2,037	2,159
Billed portion of finance receivables, net	454	461
Finance receivables, net	2,850	2,981
Inventories	1,225	1,152
Other current assets	1,150	1,105

Total Current Assets	10,258	10,335
Finance receivables due after one year, net	4,961	5,371
Equipment on operating leases, net	350	364
Land, buildings and equipment, net	1,731	1,827
Investments in affiliates, at equity	702	644
Intangible assets, net	307	325
Goodwill	1,746	1,722
Deferred tax assets, long-term	1,468	1,526
Other long-term assets	1,974	2,477

Total Assets	$23,497	$24,591

Liabilities and Equity
Short-term debt and current portion of long-term debt	$4,219	$4,236
Accounts payable	901	1,010
Accrued compensation and benefits costs	422	532
Unearned income	223	251
Other current liabilities	1,356	1,540

Total Current Liabilities	7,121	7,569
Long-term debt	6,051	6,930
Pension and other benefit liabilities	1,079	1,058
Post-retirement medical benefits	1,268	1,268
Liability to subsidiary trusts issuing preferred securities	1,751	1,809
Other long-term liabilities	1,147	1,278

Total Liabilities	18,417	19,912
Series B convertible preferred stock	—	499
Series C mandatory convertible preferred stock	889	889
Common stock, including additional paid in capital	3,801	3,239
Retained earnings	1,726	1,315
Accumulated other comprehensive loss	(1,336)	(1,263)

Total Liabilities and Equity	$23,497	$24,591

Shares of common stock issued and outstanding were (in thousands) 839,107 and 793,884 at June 30, 2004 and December 31, 2003 respectively.

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2004	2003	2004	2003
Cash Flows from Operating Activities
Net income	$208	$86	$456	$21
Adjustments required to reconcile net income to cash flows
from operating activities:
Gain on sale of Contentguard	—	—	(83)	—
Provision for litigation	—	—	—	300
Depreciation and amortization	168	189	343	388
Provisions for receivables and inventory	47	98	98	173
Net (gain) loss on sales of businesses and assets	(40)	6	(50)	8
Undistributed equity in net income of unconsolidated affiliates	(11)	(7)	(34)	(20)
Loss on early extinguishment of debt	—	73	—	73
Restructuring and other charges	33	37	39	45
Cash payments for restructurings	(44)	(73)	(104)	(253)
Contributions to pension benefit plans	(232)	(32)	(249)	(52)
Early termination of derivative contracts	—	—	60	—
(Increase) decrease in inventories	(58)	17	(131)	17
Increase in on-lease equipment	(62)	(36)	(102)	(72)
Decrease in finance receivables	120	162	298	345
Decrease in accounts receivable and billed portion of finance receivables	24	100	63	75
Increase (decrease) in accounts payable and accrued compensation	70	136	(13)	(21)
Net change in income tax assets and liabilities	2	(48)	22	(139)
Decrease in other current and long-term liabilities	(2)	(47)	(87)	(51)
Other, net	33	21	(27)	4

Net cash provided by operating activities	256	682	499	841

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(47)	(44)	(95)	(79)
Proceeds from sales of land, buildings and equipment	7	3	39	4
Cost of additions to internal use software	(12)	(14)	(20)	(24)
Proceeds from divestitures and investments, net	119	26	186	29
Net change in escrow and other restricted investments	158	19	191	(34)

Net cash provided by (used in) investing activities	225	(10)	301	(104)

Cash Flows from Financing Activities
Cash proceeds from new secured financings	693	329	1,197	1,142
Debt payments on secured financings	(404)	(516)	(977)	(975)
Net cash payments on other debt	(500)	(2,598)	(909)	(2,856)
Net proceeds from issuance of mandatory convertible preferred stock	—	889	—	889
Proceeds from issuances of common stock	18	457	47	460
Dividends on preferred stock	(30)	(11)	(55)	(22)
Dividends to minority shareholders	(1)	(1)	(1)	(1)

Net cash used in financing activities	(224)	(1,451)	(698)	(1,363)

Effect of exchange rate changes on cash and cash equivalents	(13)	23	(37)	18

Increase (decrease) in cash and cash equivalents	244	(756)	65	(608)
Cash and cash equivalents at beginning of period	2,298	3,035	2,477	2,887

Cash and cash equivalents at end of period	$2,542	$2,279	$2,542	$2,279

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended June 30,
(in millions, except margins)	2004	2003	Change
Revenues *
Production	$1,122	$1,107	1%
Office	1,869	1,923	(3%)
Developing Markets Operations (DMO)	417	445	(6%)
Other	445	445	0%

Total Revenues	$3,853	$3,920	(2%)

Memo: Color**	$944	$807	17%
Operating Profit *
Production	$90	$112	$(22)
Office	199	158	41
DMO	8	52	(44)
Other	35	(86)	121

Total Operating Profit	$332	$236	$96

Operating Margin *
Production	8.0%	10.1%	(2.1)	pts
Office	10.6%	8.2%	2.4	pts
DMO	1.9%	11.7%	(9.8)	pts
Other	7.9%	(19.3%)	27.2	pts

Total Operating Margin	8.6%	6.0%	2.6	pts

Reconciliation to pre-tax income
Segment Operating Profit	$332	$236
Reconciling items:
Restructuring and asset impairment charges	(33)	(37)
2002 credit facility fee write-off	—	(73)
Allocated item:
Equity in net income of unconsolidated affiliates	(27)	(16)

Pre-tax income	$272	$110

* In 2004, we reclassified the operations of our Central and Eastern European entities to DMO. As a result, 2003 revenue of $147 million was reclassified from Production, Office and Other to DMO. The quarterly impact for the first, second, third and fourth quarters of 2003, respectively, was as follows (in millions): Production: $(8), $(9), $(10), $(13); Office: $(14), $(15), $(14), $(18); DMO: $32, $35, $34, $46; Other: $(10), $(11), $(10), $(15). Operating profit was reclassified for this change as well as for certain other expense allocations. The quarterly impact for the first, second, third and fourth quarters of 2003, respectively, was as follows (in millions): Production: $(2), $(1), $(15), $(3); Office: $1, $(2), $(5), $(5); DMO: $4, $4, $4, $9; Other: $(3), $(1), $16, $(1).

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, Central-Eastern Europe, Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Wide Format Systems, Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

**	Color revenues represent a subset of total revenues.

Financial Review

Summary

	Three Months Ended June 30,
(in millions)	2004	2003	Change
Equipment sales	$1,070	$1,023	5%
Post sale and other revenue	2,549	2,643	(4%)
Finance income	234	254	(8%)

Total Revenues	$3,853	$3,920	(2%)

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,759	$1,696
Less: Supplies, paper and other sales	(689)	(673)

Equipment Sales	$1,070	$1,023

Service, outsourcing and rentals	$1,860	$1,970
Add: Supplies, paper and other sales	689	673

Post sale and other revenue	$2,549	$2,643

Total second quarter 2004 revenues of $3.9 billion declined 2 percent from the 2003 second quarter including a 2-percentage point benefit from currency. Equipment sales grew 5 percent in the second quarter 2004 reflecting the success of our recent color and light production product launches, as well as a 2-percentage point benefit from currency. 2004 second quarter post sale and other revenue declined 4 percent from the 2003 second quarter as declines in developing market operations (“DMO”), driven by Latin America, and older light lens technology products were partially offset by digital office and production color growth as well as a 2-percentage point currency benefit. The DMO and light lens declines reflect a reduction of equipment at customer locations and related page volume declines. Finance income declined 8 percent, including a 2-percentage point benefit from currency.

2004 second quarter net income of $208 million, or $0.21 per diluted share, included an after-tax gain of $30 million ($38 million pre-tax) from the previously announced sale of Xerox’s ownership interest in ScanSoft, Inc. (“ScanSoft”) and after-tax restructuring charges of $21 million ($33 million pre-tax). Second quarter 2003 net income of $86 million, or $0.09 per diluted share, included a $45 million after-tax loss ($73 million pre-tax) on the early extinguishment of debt related to the write-off of the remaining unamortized fees associated with our terminated 2002 credit facility, as well as after-tax restructuring charges of $23 million ($37 million pre-tax).

Operations Review

Revenues for the three months ended June 30, 2004 and 2003 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2004
Equipment sales	$320	$572	$121	$57	$1,070
Post sale and other revenue	711	1,160	293	385	2,549
Finance income	91	137	3	3	234

Total Revenue	$1,122	$1,869	$417	$445	$3,853

2003
Equipment sales	$286	$588	$109	$40	$1,023
Post sale and other revenue	724	1,185	333	401	2,643
Finance income	97	150	3	4	254

Total Revenue	$1,107	$1,923	$445	$445	$3,920

Equipment sales of $1,070 million in the second quarter 2004 increased 5 percent from $1,023 million in the second quarter 2003 reflecting significant color and light production growth as well as a 2-percentage point benefit from currency. Continued equipment sales growth reflects the success of numerous products launched during the last 2 years as approximately two-thirds of 2004 second quarter equipment sales were generated from these products. Color equipment sales continued to grow rapidly in the second quarter 2004 and represented about one-third of total equipment sales.

Production: 2004 second quarter equipment sales grew 12 percent from the second quarter 2003 as install growth and favorable currency were only partially offset by the impact of monochrome product mix and very modest single-digit price declines. Strong color equipment sales growth reflected strong install growth and product mix, partially offset by modest price declines. Production monochrome equipment sales declined slightly as install growth was offset by modest price declines and mix. Production monochrome install growth reflects the continued success of the Xerox 2101 and strong demand for the Nuvera 100 and 120 copier/printers. These Nuvera products began installations in March 2004 and were available for the full 2004 second quarter.

Office: 2004 second quarter equipment sales declined 3 percent from the 2003 second quarter as product mix and price declines of 5 to 10 percent were only partially offset by strong install growth and favorable currency. Product mix reflected an increased proportion of low-end equipment sales due to very strong growth in monochrome desktop multifunction devices (“Segment 1”) and office monochrome and color printers driven by new product introductions. Office color printing growth primarily reflects the success of the Phaser 8400, which was launched in January 2004.

DMO: DMO equipment sales consist primarily of Segment 1 devices and office printers. Equipment sales in the second quarter 2004 grew 11 percent, or $12 million, from the 2003 second quarter as growth in geographies where we successfully operate a two-tiered distribution model, such as Russia and Central and Eastern Europe, more than offset declines in Latin America.

Post sale and other revenues of $2,549 million declined 4 percent from the second quarter 2003 as a 2-percentage point benefit from currency only partially offset declines from lower equipment populations. Post sale revenue is largely a function of the equipment at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. Second quarter 2004 supplies, paper and other sales of $689 million (included within post sale and other revenue) grew 2 percent from the 2003 second quarter, due primarily to favorable currency. Service, outsourcing and rental revenue of $1,860 million declined 6 percent from the 2003 second quarter as lower equipment populations and related page volumes more than offset benefits from currency.

Production: 2004 second quarter post sale and other revenue declined 2 percent as monochrome declines, driven primarily by lower page volumes, more than offset color page growth and favorable currency.

Office: 2004 second quarter post sale and other revenue declined 2 percent as digital monochrome and color page growth as well as favorable currency only partially offset declines in older technology light lens products.

DMO: 2004 second quarter post sale and other revenue declined 12 percent, primarily reflecting Latin America’s rental equipment population declines. In response, we are in the process of implementing a two-tiered distribution model which is intended to increase sales of office devices and the associated supplies and service revenue.

Other: 2004 second quarter post sale and other revenue declined 4 percent from the 2003 second quarter primarily resulting from declines in SOHO supply sales, following our 2001 exit from this business, and paper sales. These declines were only partially offset by the favorable impact of currency.

Key Ratios and Expenses

	Q2 2004	Q2 2003
Gross Margin
Sales	36.2%	37.0%
Service, outsourcing and rentals	43.4	44.4
Financing	63.2	63.4
Total	41.3	42.4
R&D % revenue	4.9	5.7
SAG % revenue	27.3	27.8

Second quarter 2004 total gross margin of 41.3 percent reflected the anticipated sequential improvement from 39.8 percent in the 2004 first quarter, and declined 1.1 percentage points from 42.4 percent in the second quarter 2003. About one percentage point of the decline was due to an increased proportion of monochrome desktop multifunction, office printing, and digital light production sales. Approximately 0.3 percentage points of the decline reflects ongoing engineering costs resulting from completion of the R&D phase of the Xerox iGen3 development. Finally, productivity improvements and other variances more than offset price investments benefiting gross margin by 0.2 percentage points.

Second quarter 2004 sales gross margin declined 0.8 percentage points from the 2003 second quarter. About 1.2 percentage points of the decline was due to the previously discussed product mix and approximately 0.6 percentage points was due to the Xerox iGen3 ongoing engineering costs. Productivity improvements net of price investments and other variances benefited the sales gross margin by about one percentage point. Service outsourcing and rentals margin declined one percentage point from the second quarter 2003 as price investments were only partially offset by North American service productivity actions that were completed late in the 2004 second quarter. Additional productivity actions are being considered for the 2004 second half to address Latin American cost and expense levels which have not kept pace with post sale revenue declines.

Research and development (R&D) expense of $187 million was $38 million less than the second quarter 2003, primarily related to improved R&D productivity as we capture benefits from our platform development strategy, other cost efficiencies and the commercial launch of the Xerox iGen3. We continue to invest in technological development, particularly in color, and believe our R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,050 million in the 2004 second quarter declined by $39 million from the 2003 second quarter as general and administrative expense productivity and bad debt expense reductions were partially offset by adverse currency impacts of $24 million and marketing investments of approximately $13 million for the drupa trade show. Second quarter 2004 bad debt expense of $35 million was $39 million lower than the second quarter 2003 reflecting continued improvements in collections performance, receivables aging and write-off trends.

In the second quarter 2004, we recorded restructuring charges of $33 million primarily consisting of new severance actions in North America and Latin America as well as pension settlements related to previous employee restructuring actions. The remaining restructuring reserve balance at June 30, 2004 for all restructuring programs was $146 million.

Worldwide employment of 60,000 declined by 600 from the 2004 first quarter due to reductions attributable to our restructuring programs and attrition.

Other expenses, net for the three months ended June 30, 2004 and 2003 were as follows:

(in millions)	2004	2003
Non-financing interest expense	$84	$148
Interest income	(29)	(12)
Currency losses (gains), net	18	(21)
(Gain) loss on sales of businesses and assets	(40)	10
Legal Matters	8	(3)
Loss on early extinguishment of debt	—	73
Amortization of intangible assets	9	9
All other, net	—	(3)

Total	$50	$201

Second quarter 2004 non-financing interest expense of $84 million was $64 million lower than the 2003 second quarter primarily due to lower average debt balances as a result of the June 2003 recapitalization and other scheduled term debt repayments.

Second quarter 2004 interest income increased by $17 million compared to the second quarter 2003, primarily reflecting interest of $21 million related to a domestic tax refund claim partially offset by lower interest income on invested cash.

We realized $18 million of currency losses in the second quarter 2004 compared to $21 million of currency gains in the 2003 second quarter. The 2004 losses were largely due to the cost of hedging European and Brazilian currency exposures, primarily through the use of forward exchange contracts. The exchange gains in 2003 primarily resulted from the strengthening of local currencies in Argentina, Brazil, Mexico and other developing markets where exposures were hedged with purchased options.

The second quarter 2004 gain on sales of businesses and assets primarily reflects the $38 million gain resulting from the previously announced sale of our interest in ScanSoft. The second quarter 2003 loss on sales of businesses and assets related primarily to the sale of Xerox Engineering Systems (“XES”) subsidiaries in France and Germany, which was partially offset by a gain on the sale of our investment in Xerox South Africa.

Legal matters in the second quarter 2004 represent certain expenses associated with the expected resolution of various previously disclosed legal matters.

The second quarter 2003 loss on early extinguishment of debt reflects the write-off of the remaining unamortized fees associated with the 2002 credit facility, which was repaid and terminated in June 2003 upon completion of the 2003 recapitalization.

In the second quarter 2004, we recorded income tax expense of $91 million compared with income tax expense of $40 million in the second quarter 2003. The effective tax rates for the second quarter 2004 and 2003 were 33.5 percent and 36.4 percent, respectively. The difference between the 2004 second quarter effective tax rate and the U.S. statutory tax rate relates primarily to a net $10 million domestic tax refund claim resulting from a change in tax law and to a $6 million benefit due to the book/tax basis difference on the sale of ScanSoft. These benefits were partially offset by losses in certain jurisdictions where we are not providing tax benefits and continue to maintain deferred tax valuation allowances. Our effective tax rate will change based on nonrecurring events as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our effective tax rate for the remainder of the year will approximate 40 percent, bringing our 2004 annual effective tax rate to approximately 37 percent.

Equity in net income of unconsolidated affiliates of $27 million in the second quarter 2004 increased $11 million from the 2003 second quarter and primarily reflects our 25 percent share of Fuji Xerox’s first quarter net income.

Segment Operating Profit

Total segment operating profit was $332 million in the second quarter 2004 compared to $236 million in the second quarter 2003. The 2004 second quarter total segment operating margin of 8.6 percent increased 2.6 percentage points from the 2003 second quarter primarily reflecting disciplined cost and expense management, non-financing interest expense reductions and the ScanSoft sale gain.

Production: Production operating profit was $90 million in the second quarter 2004 compared to $112 million in the second quarter 2003. The 2004 second quarter Production operating margin of 8.0 percent declined 2.1 percentage points from the 2003 second quarter primarily due to product mix, price investments that were only partially offset by service productivity actions, and selling and marketing investments. These items were only partially offset by lower R&D spending, general and administrative productivity, and lower bad debt expense.

Office: Office operating profit was $199 million in the second quarter 2004 compared to $158 million in the second quarter 2003. The 2004 second quarter Office operating margin of 10.6 percent improved 2.4 percentage points from the 2003 second quarter primarily reflecting selling infrastructure efficiencies and bad debt reductions.

DMO: DMO operating profit was $8 million in the second quarter 2004 compared to $52 million in the second quarter 2003. The decline primarily reflects reductions in Latin America where revenue declines have not been matched with cost and expense reductions. Additional Latin American productivity actions are being considered for the 2004 second half. In addition, we realized $6 million of currency exchange losses in the second quarter 2004, compared with $17 million of currency exchange gains in the 2003 second quarter.

Other: Second quarter 2004 Other operating profit of $35 million improved $121 million from the second quarter 2003 primarily reflecting significantly lower non-financing interest expense and the $38 million gain on the sale of ScanSoft.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended June 30, 2004 and 2003 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended June 30,
(in millions)	2004	2003
Operating Cash Flows	$256	$682
Investing Cash Flows (Usage)	225	(10)
Financing Cash Usage	(224)	(1,451)
Effect of exchange rate changes	(13)	23

Increase in cash and cash equivalents	244	(756)
Cash and cash equivalents at beginning of period	2,298	3,035

Cash and cash equivalents at end of period	$2,542	$2,279

Second quarter 2004 cash flows from operating activities were $256 million and reflect pre-tax income of $272 million and the following non-cash items: depreciation and amortization of $168 million, provisions for receivables and inventory of $47 million, and net gains on the sale of businesses and assets of $40 million. Net reductions of finance receivables and accounts receivable generated $144 million of operating cash flow. Offsetting these positive items were $89 million of tax payments, inventory investments of $58 million primarily for new products, and contributions of $232 million to our pension benefit plans primarily reflecting our election to contribute $210 million to our U.S. plans in April 2004 for the purpose of making those plans 100 percent funded on a current liability basis under government funding rules. The 2004 second quarter operating cash flow was $426 million lower than the 2003 second quarter primarily due to the $200 million increase in pension benefit contributions and $204 million lower working capital reductions than the prior year including the previously discussed inventory increase.

Cash flows from investing activities of $225 million for the second quarter 2004 included proceeds of $119 million from the sale of businesses, primarily consisting of $79 million from the ScanSoft sale and the scheduled receipt of $36 million from a preferred stock investment. In addition, $158 million was released from restricted cash in the quarter, primarily relating to the renegotiation of certain secured borrowing arrangements with GE. These proceeds were partially offset by capital expenditures and internal use software spending of $59 million. The second quarter 2003 primarily consisted of $58 million of capital and internal use software spending, partially offset by $26 million of proceeds from the sale of our investment in Xerox South Africa and our XES subsidiaries in France and Germany as well as a $19 million decrease in restricted cash balances principally related to our secured financing activity.

Cash flows from financing activities for the second quarter 2004 primarily consisted of scheduled payments on term and other debt of $570 million and dividends on our Series B and C preferred stock of $30 million, partially offset by proceeds from the new U.S. accounts receivable facility of $187 million, net proceeds on secured borrowings with GE and other vendor financing partners of $102 million, proceeds from other short term borrowings of $70 million, and proceeds from stock option exercises of $18 million.

Financing activities for the second quarter 2003 included net payments on secured borrowings with GE and other vendor financing partners of $187 million. Net cash payments on debt of $2,598 million reflected net repayments of $1,607 million related to the completion of our June 2003 recapitalization, debt payments of $560 million associated with our Convertible Subordinated Debentures due 2018 which were repaid in April 2003 upon exercise of a put option by the holders, and $431 million of other scheduled debt repayments.

Financing Activity

The following table compares finance receivables to financing related debt as of June 30, 2004:

(in millions)	Finance Receivables	Debt
Finance Receivables Encumbered by Loans(1):
GE Loans - U.S. and Canada	$3,372	$2,996
GE Loans - U.K.	708	635
Merrill Lynch and Asset-Based Loan - France	526	409
DLL - Netherland, Spain and Belgium	358	292

Total - Finance Receivable Securitizations	4,964	$4,332

Unencumbered Finance Receivables	3,301

Total Finance Receivables(2)	$8,265

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.

(2)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of June 30, 2004.

In June 2004 we completed a transaction with General Electric Capital Corporation for a three-year $400 million revolving credit facility secured by U.S. accounts receivable. As of June 30, 2004, approximately $187 million was drawn, secured by $305 million of accounts receivable.

Debt

Our debt maturities for the remainder of 2004 and 2005 by quarter, and 2006, 2007, 2008 by year and thereafter are as follows:

(in millions)	2004	2005	2006	2007	2008	Thereafter
First Quarter		$568
Second Quarter		1,346
Third Quarter	$754	355
Fourth Quarter	1,551	349

Full Year	$2,305	$2,618	$904	$873	$836	$2,734

Debt secured by finance receivables (subset of above)
	$1,106	$1,530	$871	$373	$452	$—

Recent Events

Employee Stock Ownership Plan

On May 27, 2004, all 6.2 million of our Employee Stock Ownership Plan (ESOP) Series B convertible preferred shares, which carried a $6.25 annual dividend per share, were redeemed for 37 million common shares in accordance with the conversion provisions of the preferred shares. Dividends were paid through the redemption date of May 27, 2004. The redemption had no impact on net income or diluted EPS as such shares were previously included in our EPS computation in accordance with the “if converted” methodology.

ScanSoft Sale

On April 8, 2004, we completed the sale of our ownership interest in ScanSoft, Inc. (“ScanSoft”) to affiliates of Warburg Pincus for $79 million in cash. Prior to the sale, we beneficially owned approximately 15% of ScanSoft’s outstanding equity interests. The sale resulted in a pre-tax gain of approximately $38 million ($30 million after-tax). Prior to this transaction, our investment in ScanSoft was accounted for as an investment “available for sale” in accordance with SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our 2004 First Quarter 10-Q filed with the SEC. We do not intend to update these forward-looking statements.

APPENDIX I

Xerox Corporation

Net Income per Common Share

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003
Basic Earnings per Common Share:
Income from continuing operations	$208	$86	$373	$21
Accrued dividends on Series B convertible preferred stock, net	(6)	(10)	(16)	(20)
Accrued dividends on Series C mandatory convertible preferred stock	(15)	(1)	(29)	(1)

Adjusted income from continuing operations	$187	$75	$328	$—
Gain on sale of ContentGuard, net of tax	—	—	83	—

Net Income available to common shareholders	$187	$75	$411	$—

Weighted average common shares outstanding	816,947	747,275	808,034	744,372
Basic earnings per share
Earnings from continuing operations	$0.23	$0.10	$0.41	$—
Gain on sale of ContentGuard, net of tax	—	—	0.10	—

Net earnings per share	$0.23	$0.10	$0.51	$—

Diluted Earnings per Common Share:
Income from continuing operations	$208	$86	$373	$21
Accrued dividends on Series C mandatory convertible preferred stock	—	(1)	(29)	(1)
ESOP expense adjustment, net	(2)	(10)	(6)	(20)
Interest on convertible securities(1), net of tax	13	—	27	—

Adjusted income from continuing operations	$219	$75	$365	$—
Gain on sale of ContentGuard, net of tax	—	—	83	—

Adjusted net income available to common shareholders	$219	$75	$448	$—

Weighted average common shares outstanding	816,947	747,275	808,034	744,372
Common shares issuable with respect to:
Stock options	15,064	8,968	15,162	—
Convertible securities(1)	115,417	—	115,417	—
Series B convertible preferred stock	23,338	51,705	26,947	—
Series C mandatory convertible preferred stock	74,797	—	—	—

Adjusted weighted average shares outstanding	1,045,563	807,948	965,560	744,372

Diluted earnings per share
Earnings from continuing operations	$0.21	$0.09	$0.38	$—
Gain on sale of ContentGuard, net of tax	—	—	0.08	—

Net earnings per share	$0.21	$0.09	$0.46	$—

(1)	The convertible securities primarily consist of the convertible liability to Xerox Capital Trust II which is described in Note 14 to our 2003 financial statements included in the 2003 Form 10-K.